Exhibit 99

Financial and Media Contact:
Emma Jo Kauffman
(615) 855-5525


    Dollar General Reports Increased Earnings for the First Quarter of 2004

GOODLETTSVILLE, Tenn.--May 27, 2004--Dollar General Corporation (NYSE:DG) today reported that net income for the first quarter of fiscal 2004 increased 12.5 percent to $67.8 million, or $0.20 per diluted share, compared with $60.3 million, or $0.18 per diluted share, in the first quarter of fiscal 2003.

Net sales during the first quarter of 2004 increased 11.4 percent to $1.75 billion from $1.57 billion in the first quarter of 2003. The increase resulted primarily from 601 net new stores and a same-store sales increase of 3.0 percent.

Gross profit during the current year period was $512.3 million, or 29.3 percent of sales, versus $451.9 million, or 28.8 percent of sales, during the comparable period in the prior year. The improvement in gross margin is primarily the result of a higher average markup on beginning inventories and inventories purchased during the quarter, partially offset by increased markdowns.

Selling, general and administrative expenses ("SG&A") during the current year period were $397.7 million, or 22.8 percent of sales, versus $349.0 million, or
22.2 percent of sales, during the comparable period in the prior year. The increase in SG&A as a percent to sales is primarily the result of expenses related to the Company's 2004 store work-flow project, increases in the cost of workers' compensation and other insurance programs, and increases in store occupancy costs primarily due to increased rental expense on the Company's leased facilities.

Net interest expense during the current year period was $6.4 million versus $9.4 million in the prior year. The Company's effective tax rate was 37.2 percent in the current year period versus 35.5 percent in the comparable prior year period. The increase in the Company's tax rate in the current year period is due in part to the expiration of certain federal jobs tax credits. The tax rate in the first quarter of 2003 was lower than normal due to a $0.8 million adjustment to state income tax valuation reserves resulting from a tax law change.

Merchandise inventories at April 30, 2004 increased 6.4 percent over the prior year quarter end, while inventory turns increased to 4.0 times in 2004 versus
3.9 times in 2003.

As of April 30, 2004, the Company had cash and cash equivalents of $256.9 million and total debt, including current portions, of $278.5 million, resulting in a net debt position of $21.6 million at the end of the current year quarter compared to a net debt position of $266.6 million as of May 2, 2003 and a net cash position of $116.3 million as of January 30, 2004. The change from January 30, 2004 to April 30, 2004 is primarily due to repurchases of the Company's common stock during the quarter.

During the current year quarter, the Company repurchased approximately 8.1 million shares of its common stock at a total cost of $152.6 million. The Company has repurchased a total of approximately 10.5 million shares to date, including 0.9 million shares purchased after April 30, 2004 with respect to its 12 million share repurchase authorization which expires on March 13, 2005.

Non-GAAP Disclosures
--------------------

The tables accompanying this release include certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including return on invested capital and return on assets, each of which is calculated using certain financial results that exclude restatement-related items. In addition, return on invested capital may be considered a non-GAAP financial measure. None of this information should be considered a substitute for any measures derived in accordance with GAAP. The Company has included its calculation of return on invested capital and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules. The reasons why management believes this information is useful to investors, and the additional purposes for which management uses this information are disclosed in the Company's Form 10-K filed with the SEC on March 16, 2004.

Conference Call
---------------

The Company will host a conference call today at 10 a.m. EDT to discuss the quarter's results. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Thursday, June 10, online or by calling
(334) 323-7226. The access code for the replay is 40954 and the pass code is 86362.

About Dollar General
--------------------

Dollar General is a Fortune 500(R) discount retailer with 6,930 neighborhood stores as of April 30, 2004. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.
---------------------


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                        (Dollars in thousands)


                                    April 30,    May 2,    January 30,
                                      2004        2003        2004
                                    ----------  ----------  ----------
                                   (Unaudited) (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents         $  256,883  $   75,946  $  398,278
 Merchandise inventories            1,277,185   1,200,701   1,157,141
 Deferred income taxes                 21,852      26,664      30,413
 Other current assets                  73,738      52,080      66,383
----------------------------------------------------------------------
 Total current assets               1,629,658   1,355,391   1,652,215
----------------------------------------------------------------------

Property and equipment, at cost     1,775,496   1,606,447   1,709,722
Less:  accumulated depreciation       757,849     618,336     720,498
----------------------------------------------------------------------
Net property and equipment          1,017,647     988,111     989,224
----------------------------------------------------------------------
Other assets, net                      26,464      12,465      11,270
----------------------------------------------------------------------
Total assets                       $2,673,769  $2,355,967  $2,652,709
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term
  obligations                      $   16,880  $   16,560  $   16,670
 Accounts payable                     510,187     357,224     383,791
 Accrued expenses and other           288,028     230,288     297,616
 Income taxes payable                  38,322      36,536      45,725
----------------------------------------------------------------------
 Total current liabilities            853,417     640,608     743,802
----------------------------------------------------------------------

Long-term obligations                 261,621     326,028     265,337
Deferred income taxes                  70,648      51,584      66,650

Shareholders' equity:
 Preferred stock                            -           -           -
 Common stock                         164,354     166,762     168,095
 Additional paid-in capital           386,158     314,973     376,930
 Retained earnings                    943,404     860,879   1,037,409
 Accumulated other comprehensive
  income                               (1,108)     (1,311)     (1,161)
----------------------------------------------------------------------
                                    1,492,808   1,341,303   1,581,273
 Other shareholders' equity            (4,725)     (3,556)     (4,353)
----------------------------------------------------------------------
 Total shareholders' equity         1,488,083   1,337,747   1,576,920
----------------------------------------------------------------------
Total liabilities and
 shareholders' equity              $2,673,769  $2,355,967  $2,652,709
======================================================================




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                             (Unaudited)


                                   For the Quarter (13 Weeks) Ended
                               ---------------------------------------
                                            % of                % of
                                April 30,    Net     May 2,      Net
                                  2004      Sales     2003      Sales
                               ----------- ------- ----------- -------
Net Sales                      $1,747,959  100.00% $1,569,064  100.00%
Cost of goods sold              1,235,709   70.69   1,117,158   71.20
----------------------------------------------------------------------
Gross profit                      512,250   29.31     451,906   28.80
Selling, general and
 administrative                   397,700   22.75     348,955   22.24
----------------------------------------------------------------------
Operating profit                  114,550    6.55     102,951    6.56
Interest expense, net               6,442    0.37       9,411    0.60
----------------------------------------------------------------------
Income before taxes on income     108,108    6.18      93,540    5.96
Provisions for taxes on income     40,259    2.30      33,208    2.12
----------------------------------------------------------------------
Net income                     $   67,849    3.88% $   60,332    3.85%
======================================================================

Diluted earnings per share     $     0.20          $     0.18
==========================================         ===========
Weighted average diluted shares
 (000s)                           337,257             334,597
==========================================         ===========
Basic earnings per share       $     0.20          $     0.18
==========================================         ===========
Weighted average basic shares
 (000s)                           334,109             333,243
==========================================         ===========
Dividends per share            $    0.040          $    0.035
==========================================         ===========




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (Unaudited)


                                                   For the Quarter
                                                   (13 Weeks) Ended
                                                 ---------------------
                                                  April 30,   May 2,
                                                    2004       2003
                                                 ---------- ----------
Cash flows from operating activities:
 Net income                                       $ 67,849   $ 60,332
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization                     39,636     36,756
  Deferred income taxes                             12,559      8,500
  Tax benefit from stock option exercises            2,172        224
  Change in operating assets and liabilities:
   Merchandise inventories                        (120,044)   (77,670)
   Other current assets                             (7,355)    (6,381)
   Accounts payable                                 90,906     15,921
   Accrued expenses and other                       (9,175)    (9,198)
   Income taxes                                     (7,422)   (30,555)
   Other                                           (15,512)     1,763
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities                                         53,614       (308)
----------------------------------------------------------------------

Cash flows from investing activities:
 Purchase of property and equipment                (51,060)   (30,129)
 Proceeds from sale of property and equipment           29         66
----------------------------------------------------------------------
Net cash used in investing activities              (51,031)   (30,063)
----------------------------------------------------------------------

Cash flows from financing activities:
 Repayments of long-term obligations                (4,063)    (4,086)
 Payment of cash dividends                         (13,319)   (11,673)
 Proceeds from exercise of stock options             6,546        694
 Repurchase of common stock                       (133,589)         -
 Other financing activities                            447         64
----------------------------------------------------------------------
Net cash used in financing activities             (143,978)   (15,001)
----------------------------------------------------------------------

Net decrease in cash and cash equivalents         (141,395)   (45,372)
Cash and cash equivalents, beginning of period     398,278    121,318
----------------------------------------------------------------------
Cash and cash equivalents, end of period          $256,883   $ 75,946
======================================================================

Supplemental schedule of noncash investing and
 financing activities:
Repurchases of common stock included in accounts
 payable                                          $ 18,996   $      -
Purchases of property and equipment awaiting
 processing for payment, included in accounts
 payable                                          $ 16,494   $      -
Purchases of property and equipment under
 capital lease obligations                        $    550   $    117
======================================================================




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)

                   Sales by Category (in thousands)
                   --------------------------------

                                        13 Weeks Ended
                         --------------------------------------------
                           April 30,        May 2,           %
                             2004            2003          Change
                         -------------- -------------- --------------
Highly consumable           $1,114,394       $990,030           12.6%
Seasonal                       260,438        237,119            9.8%
Home products                  214,773        199,469            7.7%
Basic clothing                 158,354        142,446           11.2%
                         -------------- -------------- --------------
  Total sales               $1,747,959     $1,569,064           11.4%
                         ============== ============== ==============



                          New Store Activity
                          ------------------

                                               13 Weeks Ended
                                      ---------------- ---------------
                                       April 30, 2004    May 2, 2003
                                      ---------------- ---------------

Beginning store count                      6,700           6,113
New store openings                          244             223
Store closings                              14               7
Net new stores                              230             216
Ending store count                         6,930           6,329
Total selling square footage (000's)      47,004           42,761



                                           Customer Transaction Data
                                           -------------------------

                                                13 Weeks Ended
                                         -----------------------------
                                         April 30, 2004  May 2, 2003
                                         -------------- --------------

Same-store customer transactions                  +3.6%          +3.5%
Average customer purchase
 (total stores)                            $      8.41    $      8.42




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                    Return on Invested Capital (a)
                             (Unaudited)

                                           For the four quarters ended
                                           ---------------------------
                                             April 30,      May 2,
($ in thousands)                               2004          2003
                                           ------------- -------------

 Net income                                  $  308,517    $  279,350
 Add:
  Interest expense, net                          28,534        41,618
  Rent expense                                  256,930       224,214
  Tax effect of interest and rent              (107,302)      (95,359)
                                           ------------- -------------
  Interest and rent, net of tax                 178,162       170,473
                                           ------------- -------------

 Return, net of tax                          $  486,679    $  449,823
                                           ------------- -------------

 Restatement-related items:
  Penalty and litigation settlement
   proceeds                                      10,000       (29,541)
  Restatement-related items in SG&A                 628         1,405
  Tax effect                                       (255)       10,905
                                           ------------- -------------
    Restatement-related items, net of tax        10,373       (17,231)
                                           ------------- -------------

 Return excluding restatement-related items  $  497,052    $  432,592
                                           ------------- -------------

 Average Invested Capital:
  Average long-term obligations (b)          $  295,625    $  492,253
  Shareholders' equity (c)                    1,461,311     1,207,236
  Average rent x 8 (d)                        1,924,571     1,655,648
                                           ------------- -------------
  Invested capital                           $3,681,507    $3,355,137
                                           ------------- -------------


 Return on invested capital                        13.2%         13.4%
                                           ============= =============
 Return on invested capital, excluding
  restatement-related items                        13.5%         12.9%
                                           ============= =============


(a) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 17.6% and 17.5% for rolling four quarters ended April 30, 2004 and May 2, 2003, respectively.

(b) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.

(c) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.

(d) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                           Return on Assets
                             (Unaudited)

                                           For the four quarters ended
                                           ---------------------------
                                             April 30,       May 2,
($ in thousands)                               2004           2003
                                           ------------- -------------

 Net income                                  $  308,517    $  279,350
 Restatement-related items, net of tax           10,373       (17,231)
                                           ------------- -------------
 Net income, excluding restatement-related
  items                                      $  318,890    $  262,119
                                           ------------- -------------

 Average assets (a)                          $2,527,404    $2,390,849
                                           ------------- -------------

 Return on assets                                  12.2%         11.7%
                                           ============= =============
 Return on assets, excluding restatement-
  related items                                    12.6%         11.0%
                                           ============= =============



(a) Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.